UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 10, 2006

Forest City Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-4372	34-0863886
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio		44113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-621-6060

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 10, 2006, Forest City Enterprises, Inc. ("Forest City") and certain of its affiliates entered into a Master Contribution and Sale Agreement (the "Master Contribution Agreement") with Bruce C. Ratner ("Ratner") and certain entities and individuals affiliated with Ratner. Pursuant to the Master Contribution Agreement, Forest City and Ratner have agreed to restructure their ownership interest in a total of 30 retail, office and residential operating properties and certain service companies that currently are owned jointly by Forest City and Ratner. All of the properties included in this portfolio are located in the greater New York City metropolitan area.

Pursuant to the Master Contribution Agreement, Ratner, certain individuals and entities affiliated with Ratner (the "BCR Entities") and certain entities affiliated with Forest City (the "FCE Entities") will contribute their interests in these properties to Forest City Master Associates III, LLC ("Master III"), a newly formed limited liability company that will be owned jointly by the FCE Entities and the BCR Entities but that will be controlled by Forest City. The BCR Entities and the FCE Entities will also transfer their interests in several service companies to Master III. In addition, the parties intend to seek the consent of the National Basketball Association to the transfer by the BCR Entities of their interest in the New Jersey Nets basketball franchise. If such consent is obtained, the BCR Entities will transfer their interests in the New Jersey Nets basketball franchise to Forest City for $15 million at a subsequent closing and Ratner will use these proceeds to repay a loan that Forest City made to Ratner in connection with the acquisition of his interest in the Nets. Ratner will remain chairman of the New Jersey Nets.

Forest City will pay up to $60.8 million in cash and issue 3.894 million Class A Common Units in the new limited liability company. Following a one-year lockup period, each of these units may be exchanged for an equal number of shares of Forest City’s Class A Common Stock or, at Forest City’s option, cash equal to the then-current market price of the stock. On August 10, 2006, the closing price on the New York Stock Exchange of Forest City’s Class A Common Stock was $49.16 per share.

For the first five years only, Class A Common Units that have not been exchanged will receive their proportionate share of an aggregate annual preferred payment of $2.5 million plus an amount equal to the dividends payable on the same number of shares of Forest City stock. After five years, the annual preferred payment on the outstanding Class A Common Units will equal only the dividends payable on Forest City stock. In addition, Forest City will indemnify Ratner for any tax liability that he may incur as a result of the sale of certain of these properties at any time during the 12-year period following the closing of the transaction.

Forest City and Ratner also have agreed to a method for valuing and possibly restructuring certain properties that currently are being developed. Each of these development projects will remain owned jointly until the individual development project has been completed. When each of these development projects achieve "stabilization," it will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once the value has been determined, Forest City may, in its discretion, cause the projects to either be contributed to Master III in exchange for units, sold to Master III for cash, sold to the third party, or remain jointly owned by Forest City and Ratner.

Ratner will become an executive employee of Forest City and will continue to be the president and chief executive officer of Forest City Ratner Companies. In addition, Ratner will become a member of Forest City’s Board of Directors.

The Master Contribution Agreement includes representations and warranties that are customary for a transaction of this nature. Following closing, each party has the right to indemnification for breaches of representations, warranties and covenants by the other party, subject to certain time limits and limitations on liability. The closing of the transactions contemplated by the Master Contribution Agreement is subject to obtaining certain consents and estoppels and the satisfaction of certain conditions precedent.

The Master Contribution Agreement contemplates that, in connection with the closing of the proposed transaction, Forest City and Ratner also will enter into several additional related agreements that are exhibits to the Master Contribution Agreement, including the following:

Master III Operating Agreement

As provided in the Master Contribution Agreement, the BCR Entities and FCE Entities will contribute their respective interests in the New York portfolio to Master III in exchange for Class A Common Units and Class B Common Units, respectively. Forest City will control the management of Master III and the properties in which it has an interest, subject to limited rights of the BCR Entities to vote on certain matters affecting their interests.

The Class A Common Units will entitle the BCR Entities to receive, for five years, an aggregate annual preferred payment equal to $2.5 million plus the dividends payable on the Forest City stock for which the Class A Common Units may be exchanged. After five years, the annual preferred payment will equal the dividends payable on the Forest City stock only. Following a one-year lockup period, each Class A Common Unit may be exchanged for Forest City’s Class A Common Stock or, at Forest City’s option, cash equal to the then-current market price of the stock. The decision to exchange will be made by the BCR Entities, but Forest City will elect whether to pay cash or stock in the exchange. The BCR Entities will have the right to request Master III to redeem the Class A Common Units for property acquired by Master III.

Registration Rights Agreement

As described above, the Class A Common Units may be exchanged for Forest City’s Class A Common Stock following the expiration of a one-year lockup period. As part of this exchange right, prior to the expiration of the lockup period, Forest City will register with the Securities and Exchange Commission an amount of its Class A Common Stock that may be issued to the BCR Entities upon exchange of their Class A Common Units. The registration statement will be a "shelf" (or continuous) registration, provided Forest City is entitled to use a short-form registration statement. Following the fifteenth (15th) anniversary of the effective date of the initial "shelf" registration, the BCR Entities will have the right to demand four registrations (and an additional registration demand upon the death of Ratner) by Forest City. The BCR Entities will also have the right to "piggy back" on certain other Forest City registrations.

Tax Protection Agreement

Forest City will indemnify certain people, including Ratner and members of Ratner’s family, against taxes payable by them by reason of the subsequent sale of certain properties by Master III. No indemnification would be due in the event of a tax-free exchange of property. Forest City also will provide these parties with guaranty opportunities in the event that the debt secured by the contributed properties falls below certain levels. The development properties are not covered by the Tax Protection Agreement. In addition, certain of the operating properties contributed to Master III will not be covered by the tax protection if they are sold before January 31, 2007. The tax protection period ends on the earlier of (i) 12 years following the closing, (ii) conversion of the Class A Common Units, (iii) death of the protected party and (iv) taxable transfer of the Class A Common Units.

Voting Agreement

Ratner will be appointed as a "Class B" director of Forest City on or before February 1, 2007. The Ratner, Miller and Shafran family interests, which own approximately 74.8% of Forest City’s Class B Common Stock, will agree to vote for the election of Ratner to Forest City’s Board of Directors at the next regularly scheduled shareholder meeting and at each subsequent meeting of Forest City’s shareholders. The Voting Agreement will terminate in the event that (i) in the case that Ratner is an employee of Forest City’s New York strategic business unit, Ratner and his affiliates no longer hold at least 1.5 million Class A Common Units (or stock issued upon exchange of the Class A Common Units) or (ii) in the case that Ratner is no longer an employee of Forest City’s New York strategic business unit, Ratner and his affiliates no longer hold at least 2.5 million Class A Common Units (or stock issued upon exchange of Class A Common Units).

Item 3.02 Unregistered Sales of Equity Securities.

See the discussion under Item 1.01 above concerning shares of Forest City’s Class A Common Stock that may be issuable upon exchange of the Class A Common Units of Master III to be issued in connection with the transactions contemplated by the Master Contribution Agreement. Forest City intends that the offer and sale of the shares of Class A Common Stock will be exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to Section 4(2) of the 1933 Act and Rule 506 of Regulation D thereunder. In making its determination as to the availability of these exemptions, Forest City took into consideration the characteristics of the transaction and the BCR Entities and the representations and warranties of the BCR Entities made in the Master Contribution Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forest City Enterprises, Inc.

August 14, 2006	By:	/s/ THOMAS G. SMITH

Name: THOMAS G. SMITH
Title: Executive Vice President, Chief Financial Officer and Secretary